THE UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2014

Giga-tronics Incorporated

(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	0-12719 (Commission File No.)	94-2656341 (IRS Employer Identification Number)

4650 Norris Canyon Road, San Ramon, CA	94583
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 328-4650

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01     Notice of Extension of Time to Gain Compliance Before Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 10, 2014, Giga-tronics Incorporated (the “Company”) received a notification letter from The NASDAQ Stock Market (“NASDAQ”) advising the Company that an extension to August 11, 2014, had been granted to take the steps necessary to regain compliance with NASDAQ listing rule 5550(b)(1) and promptly thereafter to file a report describing the transaction or event enabling the company to satisfy the applicable requirement for continued listing.

On February 12, 2014, the Company received a notification letter from NASDAQ advising the Company of its failure to comply with the required minimum of $2,500,000 in shareholders’ equity for continued listing on The Nasdaq Capital Market, pursuant to NASDAQ listing rule 5550(b)(1). The Company fell below the minimum requirement with reported shareholders’ equity of $2,044,000 in its Form 10-Q for the quarterly period ended December 28, 2013.

NASDAQ stated in the February 12, 2014 letter that under the NASDAQ listing rules the Company had 45 calendar days to submit a plan to regain compliance. The Company submitted a plan on March 31, 2014, and NASDAQ notified the Company on April 10, 2014 of NASDAQ’s acceptance of the plan and the granting of an extension.

There can be no assurance that the Company’s plans to comply with the required minimum of $2,500,000 in shareholders’ equity will be successful by August 11, 2014.  If the Company’s Common Stock ceases to be listed for trading on the Nasdaq Capital Market, the Company expects that its Common Stock would be traded on the Over-the-Counter Bulletin Board on or about the same day.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 2014	GIGA-TRONICS INCORPORATED

By: /s/ Steven D. Lance
Vice President, Chief Financial Officer and Secretary

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